Prospectus Supplement No. 6                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

                                                                                        BENEFICIAL OWNERSHIP AFTER
                                                                NUMBER OF             RESALE OF NOTES OR COMMON STOCK
                               NUMBER OF                         SHARES OF      -------------------------------------------
                               SHARES OF    PRINCIPAL AMOUNT   COMMON STOCK                           NUMBER OF
                             COMMON STOCK      OF NOTES        ISSUABLE UPON    PRINCIPAL             SHARES OF
NAME OF SELLING              BENEFICIALLY    BENEFICIALLY      CONVERSION OF    AMOUNT OF              COMMON
SECURITYHOLDER                  OWNED          OWNED (1)          NOTES          NOTES      PERCENT    STOCK (2)   PERCENT
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The following information
supplements the
information set forth in
the prospectus originally
filed or as previously
amended or supplemented:
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JP Morgan Securities
Inc.  (3)                          -          $32,880,000         405,929           -          -          -          -
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Peoples Benefit Life
Insurance Company -
Teamsters  (4)                     -          $ 3,000,000          37,037           -          -          -          -
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Arbitex Master
Fund L.P. (5)                133,108(6)       $ 8,500,000         104,839           -          -    133,108          *

*        Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of July 9, 2002 and will be updated as required.

(4) The information set forth herein is as of July 11, 2002 and will be updated as required.

(5) The information set forth herein is as of July 12, 2002 and will be updated as required.

(6) The number of shares of common stock beneficially owned assumes that the securityholder converts the principal amount of our 5 1/4% convertible subordinated notes due 2006 held by such holder into shares of common stock at a conversion price of $74.00 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 16, 2002.